Exhibit 23.1

The Board of Directors

NewStar Financial

500 Boylston Street

Boston, MA 02114

We consent to the incorporation by reference in the registration statement on Form S-8 of NewStar Financial, Inc. of our reports dated March 10, 2009, with respect to the consolidated balance sheets of NewStar Financial, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting, which reports are incorporated by reference herein.

/s/ KPMG LLP

Boston, Massachusetts

May 15, 2009